Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-253057

$3,000,000,000

AMERICAN EXPRESS COMPANY

$1,200,000,000 5.389% Fixed-to-Floating Rate Notes due July 28, 2027

$1,500,000,000 5.282% Fixed-to-Floating Rate Notes due July 27, 2029

$300,000,000 Floating Rate Notes due July 28, 2027

Terms and Conditions Applicable to all Notes

Issuer:	American Express Company
Expected Ratings(1):	A2/BBB+/A (Stable/Stable/Stable) (Moody’s/S&P/Fitch)
Ranking:	Senior Unsecured
Trade Date:	July 25, 2023
Settlement Date:	July 28, 2023 (T+3). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes are initially expected to settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.
Total Net Proceeds to American Express Company:	$2,991,000,000 (before expenses)
Listing:	The Notes will not be listed on any exchange.
Minimum Denominations/Multiples:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC

Co-Managers:	CastleOak Securities, L.P. Lloyds Securities Inc. NatWest Markets Securities Inc. Standard Chartered Bank TD Securities (USA) LLC US Bancorp Investments, Inc.
Junior Co-Managers:	Drexel Hamilton, LLC Siebert Williams Shank & Co., LLC

Terms and Conditions Applicable to the 5.389% Fixed-to-Floating Rate Notes due July 28, 2027

Maturity Date:	July 28, 2027

Par Amount:	$1,200,000,000

Benchmark Treasury:	UST 4.500% due July 15, 2026

Benchmark Treasury Price and Yield:	99-31 1/8; 4.509%

Re-offer Spread to Benchmark:	+88 bps

Re-offer Yield:	5.389%

Interest Rates:

The Notes will bear interest (i) during the Fixed Rate Period at a fixed rate per annum equal to 5.389%, and (ii) during the Floating Rate Period at a floating rate per annum equal to Compounded SOFR (determined in accordance with the provisions set forth in the preliminary

prospectus supplement (as defined below)) plus 0.970%.

Fixed Rate Period:	From, and including, the Settlement Date to, but excluding, July 28, 2026

Floating Rate Period:	From, and including, July 28, 2026 to, but excluding, the Maturity Date

Public Offering Price:	100.000%

Underwriters’ Discount:	0.250%

Net Proceeds to American Express Company:	$1,197,000,000 (before expenses)

Interest Payment Dates:	(i) During the Fixed Rate Period, January 28 and July 28 of each year, beginning January 28, 2024 and (ii) during the Floating Rate Period, January 28, April 28, July 28 and October 28, beginning October 28, 2026, in each case as further described in the preliminary prospectus supplement.

Interest Periods:	Semi-annually in arrears during the Fixed Rate Period and quarterly in arrears during the Floating Rate Period

Floating Rate Interest Determination Dates:	Two U.S. Government Securities Business Days (as defined in the preliminary prospectus supplement) preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the redemption date).

Day Count:	Fixed Rate Period: 30 / 360 Floating Rate Period: Actual / 360

Optional Redemption:	(i) In whole but not in part on July 28, 2026 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

CUSIP:	025816 DG1

ISIN:	US025816DG18

Terms and Conditions Applicable to the 5.282% Fixed-to-Floating Rate Notes due July 27, 2029

Maturity Date:	July 27, 2029

Par Amount:	$1,500,000,000

Benchmark Treasury:	UST 4.000% due June 30, 2028

Benchmark Treasury Price and Yield:	99-10+; 4.152%

Re-offer Spread to Benchmark:	+113 bps

Re-offer Yield:	5.282%

Interest Rates:

The Notes will bear interest (i) during the Fixed Rate Period at a fixed rate per annum equal to 5.282%, and (ii) during the Floating Rate Period at a floating rate per annum equal to Compounded SOFR (determined in accordance with the provisions set forth in the preliminary

prospectus supplement) plus 1.280%.

Fixed Rate Period:	From, and including, the Settlement Date to, but excluding, July 27, 2028

Floating Rate Period:	From, and including, July 27, 2028 to, but excluding, the Maturity Date

Public Offering Price:	100.000%

Underwriters’ Discount:	0.350%

Net Proceeds to American Express Company:	$1,494,750,000 (before expenses)

Interest Payment Dates:	(i) During the Fixed Rate Period, January 28 and July 28 of each year, beginning January 28, 2024; provided, that the last interest payment date for the Fixed Rate Period will be July 27, 2028 and (ii) during the Floating Rate Period, January 27, April 27, July 27 and October 27, beginning October 27, 2028, in each case as further described in the preliminary prospectus supplement

Interest Periods:	Semi-annually in arrears during the Fixed Rate Period and quarterly in arrears during the Floating Rate Period

Floating Rate Interest Determination Dates:	Two U.S. Government Securities Business Days (as defined in the preliminary prospectus supplement) preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the redemption date).

Day Count:	Fixed Rate Period: 30 / 360 Floating Rate Period: Actual / 360

Optional Redemption:	(i) In whole but not in part on July 27, 2028 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

CUSIP:	025816 DH9

ISIN:	US025816DH90

Terms and Conditions Applicable to the Floating Rate Notes due July 28, 2027

Maturity Date:	July 28, 2027
Par Amount:	$300,000,000
Base Rate:	Compounded SOFR (as determined in accordance with the provisions set forth in the preliminary prospectus supplement)
Spread:	+97 bps
Public Offering Price:	100.000%
Underwriters’ Discount:	0.250%
Net Proceeds to American Express Company:	$299,250,000 (before expenses)
Interest Payment Dates:	January 28, April 28, July 28 and October 28 of each year, beginning October 28, 2023, as further described in the preliminary prospectus supplement.
Interest Periods:	Quarterly. The initial period will be the period from, and including the Settlement Date to, but excluding, October 28, 2023, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Interest Determination Dates:	Two U.S. Government Securities Business Days (as defined in the preliminary prospectus supplement) preceding each Interest Payment Date (or in the final Interest Period, preceding the Maturity Date).
Day Count:	Actual / 360
Optional Redemption:	(i) In whole but not in part on July 28, 2026 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.
CUSIP:	025816 DJ5
ISIN:	US025816DJ56

(1) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a base prospectus dated February 12, 2021) and a preliminary prospectus supplement, dated July 25, 2023 (the “preliminary prospectus supplement”), with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, BofA Securities, Inc. at 1-800-294-1322, Deutsche Bank Securities Inc. at 1-800-503-4611, Mizuho Securities USA LLC at 1-866-271-7403 or Wells Fargo Securities, LLC at 1-800-645-3751.